Exhibit 10.3

Employment Agreement

Agreement effective April 1, 2000, between MAPINFO CORPORATION, One Global View, Troy, NY 12180 ("MapInfo" or "Company"), and D. JOSEPH GERSUK, residing at 36 East Ridge Road, Loudonville, NY 12211 ("Gersuk").

1.0 EMPLOYMENT AND TERM

     1.1 MapInfo agrees to continue employment of Gersuk, and he agrees to serve, as the MapInfo Chief Financial Officer responsible for overall MapInfo financial and administrative management., with the titles of Executive Vice President Finance and CFO, and Treasurer.

     1.2 Gersuk shall devote his best and full-time efforts to fulfilling his responsibilities to MapInfo. He shall use his individual expertise to the extent possible for effective financial and administrative operation of the company, as well as the growth of the business, subject to the control, discretion and approval of the Chief Executive Officer. In the performance of his duties, he shall make his office in the U.S. headquarters of MapInfo.

     1.3 Term. The term of this Agreement shall begin on April 1, 2000, and continue until March 31, 2002, unless terminated by MapInfo at any time for "Cause" in accordance with any of the following definitions for the purposes of this Agreement, or inability to perform as set forth in Section 5 below:

2.0 COMPENSATION AND BENEFITS

As compensation for his services, the Company shall pay and provide the following to Gersuk, with this compensation plan reviewed on or before April 1, 2001, and increased as and if appropriate:

     2.1 A base salary of Two Hundred & Thirty Thousand Dollars ($230,000.00) per year.

     2.2 Incentive earnings potential of up to fifty per cent (50%) of base salary, consisting of two components: (1) two-thirds based on the performance of the Company in accordance with the applicable MapInfo Executive Incentive Compensation Program (hereafter "MEICP"); and (2) one-third based on Gersuk achieving his MBO's (e.g. keeping expenses within budget approvals), as such objectives, both corporate and personal, are set by the MapInfo Chief Executive Officer in conference with Gersuk, all subject to the following:

          2.2.1 Prior to or early in each quarter, MBO's will be agreed upon jointly and recorded.

          2.2.2 Incentive payments earned will be paid quarterly, by the end of the month after the close of the applicable quarter and in accordance with the current MEICP for '00, and as it may be amended for subsequent years..

     2.3 Total cash compensation at a maximum of Three Hundred and Forty-Five Thousand ($345,000) per year, if maximum EPS and all MBO's are met.

     2.4 Participation on the same basis, subject to the same qualifications, as other employees of the Company in any disability, pension, life insurance, health insurance, hospitalization and other fringe benefit programs in effect with respect to other employees of the Company, in accordance with the written terms of said plans which shall be controlling.

     2.5 In addition to his salary, Gersuk shall be granted thirty-five thousand (35,000) additional non qualified stock options under the MapInfo 1993 Stock Incentive Plan (the "Plan") in accordance with the provisions of that Plan, a copy of which has been received by Gersuk, with:

          2.5.1 the exercise price of the options set at the NASDQ listed closing price on the date this Agreement is executed; and

          2.5.2 eleven thousand five hundred (11,655) of the options shall fully vest March 31, 2001, and the remaining twenty-three thousand three hundred and forty-five shall fully vest March 31, 2002, all subject to the standard MapInfo stock option agreement, except as modified by this Agreement with regard to vesting.

     2.6 Reimbursement for all reasonable expenses necessarily incurred by him in connection with the performance of his duties, payable in accordance with the standard expense Account procedures of MapInfo .

3.0 NON-COMPETITION

Gersuk reaffirms his previously executed attached Employee Intellectual Property, Confidentiality and Non-Competition Agreement (Schedule A) as a condition of this new Agreement for continued employment.

4.0 IRREPARABLE INJURY

     4.1 Both parties hereto recognize that the services to be rendered by Gersuk during the term of his employment are special, unique and or extraordinary character, and Gersuk acknowledges that any violation by him of Section 3 of this Agreement may cause the Company irreparable injury.

     4.2 In the event of a breach or threatened breach by Gersuk of the provisions of Section 3, MapInfo shall be entitled to an injunction restraining Gersuk from violating the terms thereof, and from providing any confidential information to any person, firm, corporation or other entity, whether or not Gersuk is then employed by, or an officer, director or owner thereof.

     4.3 Nothing herein shall be construed as prohibiting MapInfo from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Gersuk.

5.0 EARLY TERMINATION

Definitions for purposes of this Agreement:

     "Cause" shall be defined and limited to (i) the willful and continued failure by Gersuk to substantially perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) conviction for any crime other than simple offenses or traffic offenses or misdemeanors that could not relate to performance or harm the Company in any way, or (iii) breach of Gersuk's fiduciary responsibilities to the Company; or (iv) conduct relating moral turpitude; or (v) commission of fraud or gross misconduct in Gersuk's dealings with or on behalf of the Company; or (vi) or any breach by Gersuk of any duty of confidentiality owed to the Company.

     "Change in Control of the Company" shall mean an acquisition (directly or indirectly)) resulting in more than 50% of the Company's voting stock or assets being acquired by one or more entities that thereby gain management control of the Company. This section shall govern in case of any conflict between the wording of this Agreement and the wording of the Plan under which options are granted to Gersuk.

     "Notice of Termination" shall mean a written notice to the other party that Gersuk is either terminating or to be terminated for one of the reasons set forth in this Agreement.

     5.1 Gersuk's employment may be terminated prior to March 31, 2002 only under any of the following circumstances:

          5.1.1 the death of the Gersuk;

          5.1.2 a mental, physical or other disability or condition of Gersuk which renders him incapable of performing his obligations under this Agreement for a period of three (3) consecutive months;

          5.1.3 by Gersuk for Change in Control of the Company.

          5.1.4 by the Company for Cause.

     5.2 Any termination of Gersuk's employment by the Company or by Gersuk shall be communicated by written Notice of Termination to the other party hereto.

     5.3 "Date of Termination" shall mean:

          5.3.1 If Gersuk's employment is terminated by his death, the date of his death;

          5.3.2 If Gersuk's employment is terminated by reason of the event specified in subsection 51.2. above, thirty (30) days after Notice of Termination is given (provided that Gersuk shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), or

          5.3.3 If Gersuk's employment is terminated for Cause pursuant to subsection 5.1.4 above, the date the Notice of Termination is given or later if so specified in such Notice of Termination.

          5.3.4 If Gersuk's employment is terminated for any other reason, the date on which a Notice of Termination is given, unless a different date is specified therein.

     5.4 If within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date fixed, either by arbitration award (should both parties agree to arbitrate the matter) or by a final judgment, order or decree of a court of competent jurisdiction.

6.0 COMPENSATION UPON EARLY TEMINATION OR DISABILITY

     6.1 During any period that Gersuk fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Gersuk shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to 5.1.2, above, provided that payments so made to Gersuk during the disability period shall be reduced by the sum of the amounts, if any, payable to Gersuk at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

     6.2 If Gersuk's employment is terminated by his death, the Company shall have no further payment obligations to Gersuk other than those arising from his employment prior to his death.

     6.3 If Gersuk's employment shall be terminated for Cause, the Company shall pay Gersuk his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any incentive compensation earned under Section 2.2 through the Date of Termination and the Company shall have no further obligations to Gersuk under this Agreement.

     6.4 If Gersuk shall terminate his employment by resigning, the Company shall pay Gersuk his full salary through the Date of Termination at that rate in effect at the Notice of Termination is given, and any incentive compensation earned under Section 2.2 as of the Date of Termination.

     6.5 If Gersuk's employment shall be terminated by MapInfo for reasons other than pursuant to sections 5.1.1, 5.1.2 or 5.1.4 above, then:

          6.5.1 If termination is within the first year of this Agreement, the Company shall pay Gersuk his base salary due for the remainder of the Agreement;

          6.5.2 If termination is within the second year of this Agreement, the Company shall pay Gersuk $230,000.

     6.6 Upon any change in control of the Company, where Gersuk is not the surviving CFO, or is offered a position not equivalent to his present position, then, at his option, his employment shall terminate upon such change in control; and

          6.6.1 the Company shall pay to Gersuk in a lump sum at his option within fourteen (14) days following the Date of Termination:

               6.6.1.1 his full base salary due through the end of the contract period (March 31, 2002), at the rate in effect at the time Notice of Termination is given, but in any event not less than one full year of salary regardless of the remaining number of months under this Agreement; and

               6.6.1.2 an additional payment that is equal to the average of the incentive compensation paid to Gersuk during the preceding two full contract employment years divided by twelve (12) and multiplied by the months remaining on the term of this contract.

     6.7 Upon any Change in Control of the Company, all unexpired and unvested stock options of Gersuk to purchase common stock of Employer shall immediately vest as of the date of such change in control, and be exercisable upon such terms that are provided in the Plan under which the options were granted.

7.0 AMENDMENTS

This Agreement shall be amended only in writing, signed by Gersuk and MapInfo's Chief Executive Officer.

8.0 NOTICES

All notices required or permitted to be given under this Agreement shall be hand delivered or sent by registered or certified mail, return requested to the last known address of either party.

9.0 SUCCESSORS AND ASSIGNS

This Agreement shall inure to the benefit of and be binding upon MapInfo, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of Maplnfo's assets and business or into which MapInfo may be consolidated or merged, and Gersuk, his heirs, executors, administrators and legal representatives. Gersuk may assign his right to payment under this Agreement, but not his obligations under this Agreement.

10.0 ENTIRE AGREEMENT, NO WAIVER

This Agreement is the complete and entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements or understandings between the parties except as to matters that many be ongoing, such as any loan from the Company to Gersuk.. No waiver or modification of the terms hereof shall be valid unless in writing signed by both parties hereto and only to the extent therein set forth.

11.0 GOVERNING LAW

This Agreement shall be governed by the laws of New York State, and venue for any legal action shall be Supreme Court, Albany or Rensselaer County.

                                                        MAPINFO CORPORATION

                                                        /s/ John C. Cavalier____________
Date:     1/19/00                                      John C. Cavalier
                                                        President & Chief Executive Officer

                                                        /s/ D. Joseph Gersuk___________
Date:     1/19/00                                      D. Joseph Gersuk